Exhibit 23.7

Consent of Cushman & Wakefield

We hereby consent to the use of our name as incorporated by reference in the Registration Statement to be filed by Americold Realty Trust and the related prospectus and any further amendments or supplements thereto (collectively, the “Registration Statement”) and the references to the market study prepared by Cushman & Wakefield for Americold Realty Trust wherever appearing or incorporated by reference in the Registration Statement, including, but not limited to, the references to our company under the headings “Market Data and Forecasts,” “Industry Overview,” “Temperature-Controlled Storage Cushman & Wakefield Report” and “Experts” in the Registration Statement.

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.

By: /s/ Marius Andreasen
Name: Marius Andreasen
Title: Senior Managing Director

Dated: January 18, 2018